Exhibit (d)(2)

On December 31, 2010, the Board of Directors and stockholders of the Company’s parent company, LVB Acquisition, Inc. (“Parent”), approved and adopted Amendment No. 1 (the “Amendment”) to LVB Acquisition, Inc. Management Equity Incentive Plan (the “Plan”). The Amendment increased the maximum number of shares of common stock, par value $0.01 per share, of Parent that may be issued under the Plan by 1,000,000 shares to an aggregate of 38,520,000 shares available for issuance under the Plan.

AMENDMENT NO. 1 TO

LVB ACQUISITION, INC.

MANAGEMENT EQUITY INCENTIVE PLAN

Adopted December 31, 2010 (the “Effective Date”)

Section 4 of the LVB Acquisition, Inc. Management Equity Incentive Plan (the “Plan”) shall hereby be amended by deleting the first sentence of the preamble paragraph of Section 4 in its entirety and replacing it with the following:

Subject to adjustment as provided in Section 4.13 hereof, the Board may grant to Participants Options to purchase shares of Common Stock of the Company that, in the aggregate, do not exceed 38,520,000 shares of Common Stock for all Plan Participants.